Exhibit 5.1

REEDER & SIMPSON, P.C.
ATTORNEYS AT LAW

P.O. Box 601	Telephone: +1-692-625-3602
RRE Commercial Center	Email: dreeder@ntamar.net
Majuro, MH 96960	r.simpson@simpson.gr

July 31, 2015

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171

Re: Genco Shipping & Trading Limited (the “Company”)

Ladies and Gentlemen:

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the Bar of the RMI.  We have acted as special RMI counsel to the Company, a RMI corporation and in such capacity we have assisted in the preparation and filing by the Company of a shelf Registration Statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration under the Securities Act of up to 24,017,475 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (“Common Stock”), and up to 6,837,527 shares of Common Stock issuable upon exercise of certain warrants (the “Warrant Shares”), in each case, to be offered and sold by certain selling shareholders to be named in a prospectus supplement to the prospectus included in the Registration Statement, for the purpose of rendering an opinion that relates to the application and interpretation of RMI law.

In rendering this opinion, we have reviewed copies of the following documents:

I.	the Registration Statement; and

II.	the organizational and governing documents of the Company.

            In addition, although we have searched the statutory laws of the RMI and have examined such certificates, records, authorizations, and proceedings (as to factual matters) that we have deemed relevant, our knowledge of factual matters will be limited to those matters of which we have actual knowledge.  The opinions hereinafter expressed are subject to the constitutionality and continued validity of all RMI statutes and laws relied upon us in connection therewith.  We express no opinion as to matters governed by, or the effect or applicability of any laws of any jurisdiction other than the laws of the RMI which are in effect as of the date hereof.  This opinion speaks as of the date hereof, and it should be recognized that changes may occur after the date of this letter which may affect the opinions set forth herein.  We assume no obligation to advise the parties, their counsel, or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention.

            Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that (i) the Shares have been validly issued and are fully paid and non-assessable and (ii) when the Warrant Shares have been issued and delivered in accordance with the terms of the applicable warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby authorize the addressee of this opinion to file it as an exhibit to the Registration Statement and consent to the reference to us under the captions “Legal Matters” in the prospectus that is a part of the Registration Statement, without admitting that we are an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of said Act.  Kramer Levin Naftalis & Frankel LLP may rely on this opinion for purposes of rendering a legality opinion to the Company in connection with the Registration Statement.

Sincerely,
/s/ Dennis J. Reeder
Dennis J. Reeder
Reeder & Simpson, P.C.